EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


  For the Three Months Ended       December 31, 1997      December 31, 1996
                                   Basic      Diluted       Basic      Diluted

Weighted average shares
  outstanding:
  Common shares                   3,189,392  3,189,392    3,029,742   3,029,742
  Dilutive shares
    available under
    stock options                         0    231,020            0      51,746

Weighted average common
  shares and common
  stock equivalents
  outstanding                     3,189,392  3,420,412    3,029,742   3,081,488

Net earnings applicable
  to common shares               $1,715,609 $1,715,609     $916,015    $916,015

Earnings per share                    $0.54      $0.50      $0.30         $0.30


                                       For the Six Months Ended
                                   December 31, 1997      December 31, 1996
                                   Basic      Diluted       Basic      Diluted

Weighted average shares
  outstanding:
  Common shares                   3,180,053  3,180,053    3,021,687   3,021,687
  Dilutive shares
    available under
    stock options                         0    219,461            0      49,548

Weighted average common
  shares and common
  stock equivalents
  outstanding                     3,180,053   3,180,053    3,021,687  3,071,235

Net earnings applicable
  to common shares               $3,341,073  $3,341,073   $1,772,412 $1,772,412

Earnings per share                    $1.05       $0.98        $0.59      $0.58